Exhibit 99.1

EARNINGS RELEASE	April 27, 2005

NORTHWEST PIPE REPORTS FIRST QUARTER 2005 RESULTS

Portland, Oregon, April 27, 2005 Northwest Pipe Company (NASDAQ: NWPX) today reported its results for the first quarter of 2005. Sales were $78.8 million compared to $66.7 million in the first quarter of 2004. The Company reported net income of $2.6 million, or $0.37 per diluted share, compared to $1.1 million, or $0.17 per diluted share, in the first quarter of 2004.

Water Transmission

Sales in the Water Transmission Group were $56.0 million in the first quarter of 2005, compared to $36.3 million for the first quarter last year. The gross profit for this Group was $10.3 million, or 18.4% of sales, compared to $6.6 million, or 18.3% of sales, last year.

“Although it improved over the first quarter of 2004, the Water Transmission Group’s gross margin in the first quarter of 2005 was lower than we had hoped. This is simply a result of the mix of projects being produced in the first quarter of 2005,” said Brian W. Dunham, president and chief executive officer. “Margins are expected to improve in the next two quarters as a more representative group of orders are produced.”

Tubular Products

The Tubular Products Group’s sales were $22.7 million in the first quarter of 2005, compared to $30.4 million reported for the first quarter last year. Gross profit was $1.9 million in the first quarter of 2005 compared to $1.8 million in the first quarter of 2004. Gross profit as a percent of sales was 8.2% in the first quarter of 2005, compared to 5.9% in 2004.

“The decrease in sales from the first quarter last year was expected based on current product offerings and market conditions,” Dunham reported. “Gross profit improved year over year, although it was down from the fourth quarter of 2004 because of higher cost steel flowing through our operations and some declines in selling prices as the market remained soft and pressure on prices continued.”

Outlook

Water transmission project bidding activity continued to be strong in the first quarter of 2005. Backlog at the end of the first quarter of 2005 was $162.3 million, compared to $128.9 million at the beginning of the quarter. This is the highest backlog in the history of the Company. “We expect the market to continue to be strong as we look ahead to the rest of the year,” said Dunham. “The improved backlog has solidified production schedules and we expect to see volume increases in the quarters ahead.”

Tubular products demand has not been as strong as expected so far in 2005. “While overall demand is still not up to expectations, we have seen sequential increases in revenues for the past four months,” noted Dunham. “At this time, we expect to see this improving trend continue in the second and third quarters.”

Steel costs began decreasing last year and continued to decline in the first quarter. The cost of steel is expected to continue to decline slightly, then stabilize later in the year. Lower steel costs are beginning to flow through the production cycle at this time. “Given current projections on steel costs and improving demand, we should see better Tubular Products’ margins in the third quarter and into the fourth quarter of 2005,” said Dunham.

About Northwest Pipe

Northwest Pipe Company manufactures welded steel pipe in two business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water transmission in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. The Company is headquartered in Portland, Oregon and operates eleven manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham
Chief Executive Officer
503-382-2332

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended March 31
	2005	2004
Net Sales:
Water Transmission	$56,033	$36,297
Tubular Products	22,725	30,425

Net Sales	78,758	66,722
Cost of Sales:
Water Transmission	45,706	29,655
Tubular Products	20,855	28,639

Total Cost of Sales	66,561	58,294
Gross Profit:
Water Transmission	10,327	6,642
Tubular Products	1,870	1,786

Net Gross Profit	12,197	8,428

Selling, General and Administrative	6,103	5,255

Operating Income	6,094	3,173

Interest Expense	1,881	1,308

Income Before Income Taxes	4,213	1,865

Income Tax Expense	1,622	718

Net Income	$2,591	$1,147

Basic Earnings per Share	$0.39	$0.17

Diluted Earnings per Share	$0.37	$0.17

Shares used in Per Share Calculation:
Basic	6,700	6,571

Diluted	7,014	6,682